Exhibit 10.4

621 NW 53rd Street Suite 260 Boca Raton FL 33487

KEY EMPLOYEE RETENTION, TRANSITION AND RESIGNATION AGREEMENT

This Key Employee Retention, Transition and Resignation Agreement (this “Agreement”) is entered into as of June 29, 2026 (the “Effective Date”), by and between SpringBig Holdings, Inc. and SpringBig, Inc. (collectively the “Company”) and Jason Moos (“Executive”).

1. Resignation

Executive hereby irrevocably resigns from his position as Chief Financial Officer (and any prior position, including Chief Operating Officer) and from any other officer, director, or managerial positions held with the Company or any of its affiliates, effective as of June 30, 2026 (the “Resignation Date”).

Between the Effective Date and July 11, 2026 (the “Final Employment Date”), Executive shall continue as an employee in a transition capacity but shall not have authority to bind the Company or execute agreements on behalf of the Company. Executive shall continue to faithfully perform his duties in the ordinary course, cooperate in good faith with the Company, and assist in maintaining continuity of operations.

2. Transition Services

Following the Final Employment Date and continuing through the earlier of (i) the closing of a sale, merger, recapitalization, or other strategic transaction involving the Company or substantially all of its assets (a “Transaction”), or (ii) August 31, 2026 (collectively the “Transition Period”), Executive agrees to provide reasonable transition and advisory assistance to the Company and its Board. During the Transition Period, Executive shall serve solely as an independent contractor and not as an employee, officer, or agent of the Company.

Such assistance shall include, as reasonably requested by the Company:

(a) assisting with preparation and organization of diligence materials;

(b) participating in management presentations, diligence calls, and meetings with prospective buyers or investors;

(c) facilitating knowledge transfer regarding finance, accounting, treasury, forecasting, reporting, and operational matters;

(d) assisting with employee, customer, lender, auditor, and vendor transition matters;

(e) supporting the Company in connection with the negotiation and closing of any Transaction; and

(f) assisting in the orderly transition of Executive’s finance-related duties, responsibilities, relationships, and institutional knowledge to the Company, its designees, or any successor personnel, including turnover of financial reporting processes, banking relationships, budgeting processes, audit matters, compliance matters, and other finance functions.

Executive shall make himself reasonably available during the Transition Period and devote a maximum of twenty (20) hours per week to such services unless otherwise mutually agreed. Executive will devote a minimum of seven (7) hours per week to fully satisfy the weekly requirement.

3. KERP and Transition Payments

The parties acknowledge and agree that on or around June 15, 2026, the Company paid or caused to be paid to Executive a gross amount of Fifty Thousand Dollars ($50,000.00) (the “First KERP Payment”) as an advance payment in anticipation of Executive’s future services and obligations to the Company.

The parties acknowledge and agree that the First KERP Payment was paid in consideration of Executive’s continuing services to the Company during the restructuring and transition process and shall be fully earned and non-refundable upon Executive’s execution of this Agreement, subject to Section 4. Commencing on July 12, 2026, and for each full calendar week thereafter during the Transition Period that Executive continues to provide services to the Company as an independent contractor pursuant to Section 2, the Company shall pay Executive an additional gross amount of Ten Thousand Dollars ($10,000.00) per week (each, a “Transition Payment”), payable in advance at the beginning of each applicable week, less all applicable tax reporting or withholding obligations, if any. In consideration of the Executive’s continued services under this Consulting Agreement, the Company shall make an additional, one-time advance payment of $37,500, less all applicable tax reporting or withholding obligations, if any, on July 12, 2026 or the first business day thereafter (the “Consulting Payment”). The advance Consulting Payment shall be deemed fully earned and non-refundable upon July 12, 2026, subject to Section 4.

Each Transition Payment shall constitute an advance payment for future services to be performed by Executive during the applicable weekly service period and shall not be deemed earned unless and until Executive fully performs such services for the entirety of that week.

For the avoidance of doubt, the Transition Payments described in this Section are separate from, and in addition to, the KERP Payment described in Section 3.

4. Repayment Obligation

(a) KERP / Consulting / Transition Advance Payments

For the avoidance of doubt, upon Executive’s continuing employment through the Final Employment Date, the KERP Payment shall be deemed fully earned with respect to the employment period. If the Company terminates employment of Executive without cause, prior to the Final Employment Date, the KERP Payment shall be deemed fully earned. For the avoidance of doubt, upon Executive’s continuing consulting services through August 1, 2026, the Consulting Payment shall be deemed fully earned with respect to the employment period. If the Company terminates the independent contractor arrangement of the Executive without cause, prior to August 1, 2026, the Consulting Payment shall be deemed fully earned.

Executive shall have the obligation to repay the full gross amount of the KERP Payment in the event of the Executive resigning employment with the Company, or the Company terminates for cause, prior to the Final Employment Date. Executive shall have the obligation to repay the full gross amount of the Consulting Payment in the event of the Executive terminating the contract with the Company (if effective date of termination of Transition Period occurs prior to August 1, 2026), or the Company providing termination for cause, prior to August 1, 2026. For the avoidance of doubt cause for either the KERP or Consulting Payments shall include fraud, embezzlement, or willful misconduct as determined by a court of competent jurisdiction. Executive shall repay the unearned portion within (10) business days following written demand by the Company.

Notwithstanding anything to the contrary in this Agreement, Executive shall not be required to repay any portion of the KERP Payment, Consulting Payment, or any earned Transition Payments if Executive terminates his employment or consulting relationship for Good Reason.

For purposes of this Agreement, “Good Reason” shall mean (i) a material breach of this Agreement by the Company, (ii) the Company’s failure to timely pay amounts due under this Agreement, (iii) Executive being directed to engage in conduct that Executive reasonably believes would violate applicable law or breach Executive’s fiduciary duties, or (iv) Executive reasonably determines that continued service could expose Executive to material personal legal, regulatory, or fiduciary liability.

(b) Additional Contractor Transition Advance Payments

Executive further acknowledges and agrees that each Transition Payment under Section 3A constitutes an advance payment for future contractor services during the applicable weekly service period.

Each Transition Payment shall be earned on a pro rata basis based on the portion of the applicable weekly service period actually completed by Executive.

If Executive ceases providing services during any weekly service period for which a Transition Payment has been made, Executive shall repay only the unearned portion of that week’s Transition Payment, calculated on a daily pro rata basis, within ten (10) business days following written demand by the Company.

For illustrative purposes only, if Executive receives a Transition Payment for one (1) week, consisting of a minimum of seven (7) service hours in the period and provides services for only four (4) hours, Executive shall retain 4/7ths of such payment and repay the remaining 3/7ths. If hours are expected to exceed 20 hours for the period, the hours and rate will be mutually agreed upon in writing (email) prior to any excess hours being consumed.

(c) Offset Rights

Executive expressly authorizes the Company to deduct and offset any unpaid repayment obligations for unearned advances under this Section against any compensation, accrued wages, bonuses, vacation pay, severance, equity proceeds, consulting fees, or other amounts otherwise payable to Executive, to the fullest extent permitted by applicable law.

5. Accrued Compensation; No Additional Severance

The Company shall pay Executive all earned but unpaid base salary and accrued unused paid time off, if any, through the Resignation Date in accordance with applicable law and Company policy.

In consideration of the payments and benefits provided under this Agreement, including the one-time payment of $37,500 payable on July 12, 2026 or the first business day thereafter, Executive voluntarily and irrevocably forfeits and waives any and all rights to receive vesting, issuance, settlement, or payment with respect to any outstanding RSUs or other equity awards. Executive further acknowledges that no RSUs or other equity awards shall vest, be issued, settle, or become payable following the Resignation Date. For the avoidance of doubt, the $37,500 payment described above shall be fully earned, vested, and non-refundable subject to Section 4.

Except as expressly provided in this Agreement, Executive acknowledges that no additional severance, retention bonus, incentive compensation, or other payments shall be due in connection with his resignation and Executive hereby voluntarily and irrevocably forfeits and waives any and all other accrued performance bonus, equity, severance, accrued benefits and other compensation or incentives set out in his offer letter dated February 7, 2025 except as expressly set forth in this Agreement.

6. Continuing Obligations

Executive acknowledges and agrees that all confidentiality, invention assignment, non-solicitation, non-disparagement, and other restrictive covenant obligations under his existing Confidential Information, Inventions, Non-competition, and Non-solicitation Agreement with the Company are hereby reaffirmed and readopted as of the Effective Date.

6a. Indemnification and D&O Coverage.

The Company acknowledges that Executive shall continue to be entitled to all indemnification, advancement, exculpation, and similar protections available under the Company’s charter documents, bylaws, indemnification agreements, applicable law, and directors and officers liability insurance policies with respect to acts or omissions occurring during Executive’s employment or service as an officer of the Company. Such rights shall survive the termination of Executive’s employment and this Agreement.

The Company shall maintain the directors’ and officers’ liability insurance policies in effect as of the Effective Date through the expiration or termination of such policies in accordance with their existing terms and shall not knowingly take any action intended to impair Executive’s rights to coverage thereunder with respect to acts, omissions, events, or service occurring during Executive’s employment with the Company.

If any runoff, tail, extended reporting period, Side A, Side A DIC, or similar directors’ and officers’ liability coverage is provided to any director, officer, or other fiduciary who served the Company or its affiliates on or before May 15, 2026, Executive shall be included in such coverage on terms no less favorable than those applicable to such covered individuals.

7. Return of Company Property

Executive agrees that on or before the Resignation Date, he shall return all Company property, records, documents, devices, passwords, and materials in his possession or control, except to the extent needed to fulfill transition obligations during the Transition Period, after which such materials shall immediately be returned.

8. Cooperation Following Transition

Executive may terminate the Transition Period and consulting relationship upon fourteen (14) days written notice to the Company. Upon such termination, Executive shall retain all Transition Payments earned through the effective termination date, subject to Section 4, above, and shall have no further obligation to provide services. The Company may immediately terminate the Transition Period for any reason upon written notice to the Executive subject to section 4.

For a period of thirty (30) days following the expiration of the Transition Period, Executive agrees to reasonably cooperate with the Company in responding to follow-up diligence inquiries or transaction-related matters, provided such cooperation does not materially interfere with

Executive’s other professional obligations.

9. Mutual Non-Disparagement

Executive and the Company agree that neither shall make any knowingly false, defamatory, or disparaging statements regarding the other, its officers, directors, employees, or business affairs, except as required by law or legal process.

10. Release of Claims

If his employment ends before the Resignation Date or he ceases to offer services prior to the end of the Transition Period, the Executive will sign the Release document attached hereto as Exhibit “A”.

11. No Admission

This Agreement shall not constitute an admission of liability, wrongdoing, or fault by either party.

12. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

13. Entire Agreement

This Agreement constitutes the entire understanding between the parties regarding the subject matter herein and supersedes all prior discussions or agreements relating thereto, except for those obligations expressly surviving pursuant to Section 6.

SPRINGBIG HOLDINGS, INC.

By:
Name:	Larry Ellis
Title	director

Date:	6/30/2026 | 7:07 AM CDT

SPRINGBIG, INC.

By:
Name:	Coley Brown
Title:	Interim Chief Executive Officer

Date:	7/1/2026 | 4:23 PM CDT

EXECUTIVE

By:
Jason Moos

Date:	6/29/2026 | 10:44 PM EDT